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                                   EXHIBIT 21


List of Subsidiaries

Subsidiary                         Jurisdiction of Incorporation

Sanmina Cable Systems, Inc.                  Texas
Comptronix Corporation                       N/A
Elexsys International, Inc.                  Delaware
Sanmina B.V.                                 Netherlands
Sanmina Ireland Ltd. (a subsidiary
  of Sanmina B.V.)                           Ireland